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                                                                     Exhibit 3.2


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                HOTJOBS.COM, LTD.

         HotJobs.com, Ltd., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

         A. The name of the Corporation is HotJobs.com, Ltd.

         B. The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of Delaware was February 20, 1997 and the Corporation was originally incorporated under the name "HotJobs, Inc."

         C. As amended by this Amended and Restated Certificate of Incorporation, and effective upon filing with the Secretary of State of the State of Delaware, the certificate of incorporation of the Corporation reads in its entirety as follows:

                   1. The name of the Corporation is:

                                HotJobs.com, Ltd.

                   2. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                   3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                   4. (a) Authorized Shares. The Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation is authorized to issue is 100,000,000, with a par value of $0.01, and the total number of shares of Preferred Stock which the Corporation is authorized to issue is 10,000,000, with a par value of $0.01.

                        (b) Common Stock. Each share of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Corporation. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred

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Stock, if any, the holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

                        (c) Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each additional series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors.

         The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certificates of amendment or designation which are effective without stockholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

                  a. the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

                  b. whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

                  c. the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

                  d. whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class of classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate of rates of conversion or exchange and the terms of adjustment, if any;

                  e. whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such

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                           voting rights;

                  f. the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

                  g. any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

         5. The Corporation is to have perpetual existence.

         6. In furtherance and not in limitations of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation. In addition, the Bylaws may be amended by the affirmative vote of holders of at least 66 2/3% of the outstanding shares of voting stock of the Corporation entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new by-laws shall have been stated in the notice of such special meeting.

         7. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors.

         8. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Advanced notice of stockholders nominations for the election of directors and of any other business to be brought before any meeting of the stockholders shall be given in the manner provided in the Bylaws of the Corporation.

         At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, or until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the DGCL.

         The Board of Directors shall be divided into three classes as nearly equal in size as is practicable, hereby designated as Class I, Class II, and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire, and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire, and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire, and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at

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such annual meeting. If the number of directors is hereafter changed, any newly created directorship or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.

         Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been duly elected and qualified. A director may be removed from office by the affirmative vote of the holders of 66 2/3% of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors, provided that such removal is for cause.

         9. Stockholders of the Corporation shall take action by meetings held pursuant to this Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation and shall have no right to take any action by written consent without a meeting. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. Special meetings of the stockholders, for any purpose or purposes, may only be called by the Board of Directors of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

         10. (a) To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation or any subsidiary of the Corporation shall not be personally liable to the Corporation or its stockholders and shall otherwise be indemnified by the Corporation for monetary damages for breach of fiduciary duty as a director of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation.

             (b) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary of the Corporation.

             (c) Neither any amendment nor repeal of this Article 10, nor the adoption of any provision of the Corporation's Amended and Restated Certificate of Incorporation inconsistent with this Article 10, shall eliminate or reduce the effect of this Article 10, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 10, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

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         11. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 7, 8 9, 10 or 11 of this Amended and Restated Certificate of Incorporation may not be repealed or amended in any respect without the affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) outstanding voting stock of the Corporation entitled to vote at election of directors.

         This Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the DGCL, as amended.

         This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the DGCL, as amended.

         IN WITNESS WHEREOF, HotJobs.com, Ltd. has caused this Amended and Restated Certificate of Incorporation to be signed by Richard S. Johnson, its President, and attested by Dimitri J. Boylan, its Secretary, this ___ day of August, 1999.



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                                             Richard S. Johnson, President



Attested:


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Dimitri J. Boylan, Secretary